Exhibit 5.1

Rachel B. Proffitt

+1 415 693 2031

rproffitt@cooley.com

May 10, 2021

Procore Technologies, Inc.

6309 Carpinteria Avenue

Carpinteria, California 93013

Ladies and Gentlemen:

We have acted as counsel to Procore Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-236789) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering by the Company of up to 10,410,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which includes up to 940,000 Shares that may be sold upon exercise of an option to purchase additional shares to be granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect as of the date hereof, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, in the forms filed as Exhibits 3.3 and 3.4 to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof, in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”) and that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before the issuance of the Shares. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefore as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

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Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000   f: (415) 693-2222   cooley.com

Procore Technologies, Inc.

May 10, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Rachel B. Proffitt
Rachel B. Proffitt

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000   f: (415) 693-2222   cooley.com